Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

LivePerson, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.'s 333-112018, 333-112019, 333-136249 and 333-147929) and Form S-8 (No.’s 333-275611, 333-264897, 333-261121, 333-258578, 333-245808, 333-234676, 333-229495, 333-224059, 333-34230, 333-147572, 333-159850, 333-168945, 333-194590 and 333-219573) of LivePerson, Inc. (the “Company”) of our reports dated March 4, 2024, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
New York, New York

March 4, 2024